Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”) is entered into as of October 7, 2014 (the “Effective Date”) by and between (a) Richard Johnson (“Johnson”), (b) Peter Bianchi (“Bianchi”), and (c) Unique Growing Solutions, Inc. (formerly known as Alternative Energy and Environmental Solutions, Inc.), a Nevada corporation (the “Company”). Collectively, Johnson, Bianchi, and the Company shall be referred to as the “Parties” and individually each shall be referred to as a “Party”.

BACKGROUND

WHEREAS, Johnson is a member of the Company’s Board of Directors (the “Board”);

WHEREAS, Johnson is the Company’s sole officer;

WHEREAS, Johnson owns 25 million shares of the Company’s common stock which amounts to control of 58% of the Company’s shares of common stock outstanding (“Johnson’s Shares”);

WHEREAS, Bianchi is a member of the Board;

WHEREAS, Johnson and the Company disagree on the future direction of the Company;

WHEREAS, Johnson would like a business he operates to be a sales and leasing concern catering to the greenhouse agricultural industry focusing on the organic and natural food industry as well as the emerging cannabis sector;

WHEREAS, the Company does not agree this should be the business plan of the Company; and

WHEREAS, Johnson and Bianchi wish to separate themselves from the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREED TERMS

1.	Resignation of Johnson. On the Effective Date, Johnson will submit to the Company, and the Company will accept, a letter of resignation, in which Johnson resigns, effective immediately, as a member of the Board and as the sole officer of the Company.

2.	Resignation of Bianchi. On the Effective Date, Bianchi will submit to the Company, and the Company will accept, a letter of resignation, in which Bianchi resigns, effective immediately, as a member of the Board.

3.	Cancellation of Johnson’s Shares. On the Effective Date, Johnson will return any physical share certificates evidencing Johnson’s Shares to the Company so that the Company may cancel Johnson’s Shares.

4.	Preferred Shares Will Not Be Issued to Johnson. Notwithstanding the terms of the employment agreement signed by Johnson and the Company on August 1, 2014, Mr. Johnson will not be issued any shares of preferred stock once one or more Certificates of Designations, Preferences, and Rights of Preferred Stock is filed with the State of Nevada.

5.	Two Months’ Salary to be Paid to Johnson. The Company will pay Johnson Forty Thousand dollars ($40,000) as provided herein. This sum represents Johnson’s salary for the two months he was the sole officer of the Company.

6.	One-Time Consulting Fee to be Paid to Johnson. The Company will pay Johnson a one-time consulting fee of Twelve Thousand dollars ($12,000) as provide herein. The total sum that the Company will pay to Johnson is Fifty Two Thousand dollars ($52,000) (the “Settlement Payment”). The Settlement Payment shall be paid by wire from the Company to Johnson not later than three business days after the Effective Date.

7.	Issuance of 100,000 Shares of Company Stock to Johnson. Not later than three business days after the Effective Date, the Company shall instruct its transfer agent to issue 100,000 shares of the Company’s common stock to Johnson (the “Initial Issuance”).

8.	Issuance of Additional 100,000 Shares of Company Stock to Johnson. In the event that the Company completes the acquisition of a food company to which Johnson introduced the Company, the Company shall instruct its transfer agent to issue 100,000 shares of the Company’s common stock to Johnson on the date such acquisition is completed (the “Second Issuance”). For the sake of clarity, the Second Issuance, if issued, shall be in addition to the Initial Issuance.

2

9.	Renaming of Company. Not later than three business days after the Company’s transfer agent confirms to the Company that Johnson’s Shares have been cancelled, the Company shall file a Certificate of Amendment to its Articles of Incorporation with the State of Nevada changing its name from Unique Growing Solutions, Inc. to another name. The Company shall notify the other Parties of the new name of the Company not later than three business days after the Company files the Certificate of Amendment to its Articles of Incorporation with the State of Nevada. For the sake of clarity, the filing of this Certificate of Amendment will insure that the Company does not stop Johnson from utilizing the name “Unique Growing Solutions, Inc.” as the name of an entity Johnson operates in the future.

10.	Stock Purchase Agreements and Warrant Purchase Agreements Null and Void. Johnson understands that any Stock Purchase Agreements between a shareholder of the Company and any of the following people or entities and Warrant Purchase Agreements between a warrant holder of the Company and any of the following people or entities, whether or not signed by one or both parties to such Stock Purchase Agreements or Warrant Purchase Agreements, are hereby null and void: Johnson, Artesian Ventures, Jesse F. Ortega, Chris Johnson, Blake Johnson, and Sabrina Johnson.

11.	Non-Compete. For twelve months following the Effective Date, the Company agrees to not start a new entity that operates as a sale and leasing concern catering to the greenhouse agricultural industry focusing on the organic and natural food industry as well as the emerging cannabis sector.

12.	Restricted Securities and Transfer Restrictions. Johnson understands that the shares of the Company’s common stock issued pursuant to the Initial Issuance and, if applicable, the Second Issuance, are characterized as “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), inasmuch as this Agreement contemplates that the Initial Issuance and, if applicable, the Second Issuance, would be transactions not involving a public offering. The Initial Issuance and, if applicable, the Second Issuance, are being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act, and, as such, the shares of the Company’s common stock issued pursuant to the Initial Issuance and, if applicable, the Second Issuance will bear a restrictive legend. Johnson acknowledges that the shares of the Company’s common stock issued pursuant to the Initial Issuance and, if applicable, the Second Issuance may not be resold without registration under the Securities Act or the existence of an exemption therefrom or in a transaction not subject thereto. Johnson represents that he is familiar with Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3

13.	Taxes. Johnson shall be solely responsible for, and is legally bound to make payment of, any taxes determined to be due and owing (including penalties and interest related thereto) by him to any federal, state, local, or regional taxing authority as a result of the Settlement Payment and/or the Initial Issuance and, if applicable, the Second Issuance. Johnson understands that the Company has not made, and it does not rely upon, any representations regarding the tax treatment of the sums paid pursuant to this Agreement. Moreover, Johnson agrees to indemnify and hold the Company harmless in the event that any governmental taxing authority asserts against the Company any claim for unpaid taxes, failure to withhold taxes, penalties, or interest based upon the payment of the Settlement Payment and/or the Initial Issuance and, if applicable, the Second Issuance.

14.	Mutual Release. Johnson and Bianchi on behalf of themselves and all persons acting by, through, under, or in concert with Johnson and Bianchi, and the Company, on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with the Company, and each of them, hereby release and discharge the other Parties, together with all persons acting by, through, under, or in concert with Johnson and Bianchi, and together with the Company’s predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with the Company, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which any Party has, or may have had, against any other Party, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from:

4

	a.	The dispute between Johnson and the Company as to Johnson wanting to operate a business as a sales and leasing concern catering to the greenhouse agricultural industry focusing on the organic and natural food industry as well as the emerging cannabis sector (the “Dispute”);

	b.	an agreement between the Company and any other Party;

	c.	any other matter between the Company and any other Party; and/or

	d.	any claims under federal, state, or local law, rule or regulation.

This Agreement resolves any claim for relief that is, or could have been alleged, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, costs and attorneys’ fees related to or arising from the Dispute.

15.	No Outstanding or Known Future Claims/Causes of Action by the Company. The Company affirms that it has not filed with any governmental agency or courts any type of action or report against any other Party, and currently knows of no existing act or omission by any other Party that may constitute a claim or liability excluded from the release in paragraph 14 above.

5

16.	No Outstanding or Known Future Claims/Causes of Action by Johnson and Bianchi Against the Company. Johnson and Bianchi affirm that they have not filed with any governmental agency or courts any type of action or report against the Company, and currently knows of no existing act or omission by the Company that may constitute a claim or liability excluded from the release in paragraph 14 above.

17.	Acknowledgment of Settlement by the Company. The Company, as broadly described in paragraph 14 above, acknowledges that (i) the consideration set forth in this Agreement, which includes, but is not limited to, the Settlement Payment and the Initial Issuance and, if applicable, the Second Issuance, is in full settlement of all claims or losses of whatsoever kind or character that they have, or may ever have had, against any other Party, as broadly described in paragraph 14 above, including by reason of the Dispute and (ii) by signing this Agreement, and accepting the consideration provided herein and the benefits of it, they are giving up forever any right to seek further monetary or other relief from any other Party, as broadly described in paragraph 14 above, for any acts or omissions up to and including the Effective Date, including, without limitation, the Dispute.

18.	Acknowledgment of Settlement by Johnson and Bianchi. Johnson and Bianchi, as broadly described in paragraph 14 above, acknowledge that (i) the consideration set forth in this Agreement, which includes, but is not limited to, the Settlement Payment and the Initial Issuance and, if applicable, the Second Issuance, is in full settlement of all claims or losses of whatsoever kind or character that they have, or may ever have had, against the Company, as broadly described in paragraph 14 above, including by reason of the Dispute and (ii) by signing this Agreement, and accepting the consideration provided herein and the benefits of it, they are giving up forever any right to seek further monetary or other relief from the Company, as broadly described in paragraph 14 above, for any acts or omissions up to and including the Effective Date, including, without limitation, the Dispute.

6

19.	No Admission of Liability. The Parties acknowledge that the payment of the Settlement Payment and the Initial Issuance and, if applicable, the Second Issuance is not, and may not be construed as, an admission of liability by the Company and is not to be construed as an admission that the Company engaged in any wrongful, tortious or unlawful activity. The Company specifically disclaims and denies (a) any liability to any other Party and (b) engaging in any wrongful, tortious or unlawful activity

20.	Non-Disparagement. The Parties agree that, unless required to do so by legal process, Johnson and Bianchi and the Company’s officers and directors will not make any disparaging statements or representations, either directly or indirectly, whether orally or in writing, by word or gesture, to any person whatsoever, about any other Party or their:

	a.	spouse, attorneys or representatives; or

	b.	the Company’s affiliates, or any of its directors, officers, employees, attorneys, agents or representatives.

For purposes of this paragraph, a disparaging statement or representation is any communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character or product quality of the person or entity to whom the communication relates.

21.	Agreement is Legally Binding. The Parties intend this Agreement to be legally binding upon and shall inure to the benefit of each of them and their respective successors, assigns, executors, administrators, heirs and estates. Moreover, the persons and entities referred to in paragraph 14 above, but not a Party, are third-party beneficiaries of this Agreement.

22.	Entire Agreement. The recitals set forth at the beginning of this Agreement are incorporated by reference and made a part of this Agreement. This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiations and/or agreements, proposed or otherwise, written or oral, concerning the subject matter hereof. Furthermore, no modification of this Agreement shall be binding unless in writing and signed by each of the parties hereto.

7

23.	New or Different Facts: No Effect. Except as provided herein, this Agreement shall be, and remain, in effect despite any alleged breach of this Agreement or the discovery or existence of any new or additional fact, or any fact different from that which any Party now knows or believes to be true. Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or constitute, a release of any Party’s rights to enforce the terms of this Agreement.

24.	Interpretation. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. The headings within this Agreement are purely for convenience and are not to be used as an aid in interpretation. Moreover, this Agreement shall not be construed against any Party as the author or drafter of the Agreement.

25.	Business Days. The term “business day” shall mean days that the New York Stock Exchange is open for trading for three or more hours. Time periods shall be determined as if the relevant action, calculation, or time period were occurring in New York City.

26.	Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) in writing and addressed to any other Party at its address set out below (or to any other address that the receiving Party may designate from time to time in accordance with this section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or e-mail (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the Notice has complied with the requirements of this paragraph 26.

8

a.	If to Johnson:

Richard Johnson 10777 Westheimer Road, Suite 116 Houston, TX 77042 Email Address: rmjco13@gmail.com

b.	If to Bianchi:

Peter Bianchi [INSERT ADDRESS] Email Address: peteruus1@yahoo.com

c.	If to the Company:

[COMPANY NAME TO BE DETERMINED AFTER FILING OF CERTIFICATE OF AMENDMENT]

100 Europa Drive

Chapel Hill, NC 27517

Attn: Pete Coker

Email Address: pcoker@tryoncapital.com

With a copy to (which copy shall not constitute notice):

Szaferman Lakind Blumstein & Blader, PC

101 Grovers Mill Road, Suite 200

Lawrenceville, NJ 08648

Attn: Gregg E. Jaclin, Esq.
gjaclin@szaferman.com

9

27.	Governing Law and Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by the Company against any other Party or brought by Johnson or Bianchi against the Company concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Nevada or in the federal courts located in the state of Nevada. The Parties hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Parties executing this Agreement agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing Party shall be entitled to recover from any other Party its reasonable attorney’s fees and costs. Each Party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

28.	Reliance on Own Counsel. In entering into this Agreement, the Parties acknowledge that they have relied upon the legal advice of their respective attorneys, who are the attorneys of their own choosing, that such terms are fully understood and voluntarily accepted by them, and that, other than the consideration set forth herein, no promises or representations of any kind have been made to them by any other Party. The Parties represent and acknowledge that in executing this Agreement they did not rely, and have not relied, upon any representation or statement, whether oral or written, made by any other Party or by that other Party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

29.	Counterparts. This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

30.	Authority to Execute Agreement. By signing below, the Company warrants and represents that the person signing this Agreement on its behalf has the authority to bind the Company and that the Company's execution of this Agreement is not in violation of any by-law, covenants and/or other restrictions.

10

READ THE FOREGOING DOCUMENT CAREFULLY. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Agreement to be executed as of the Effective Date.

RICHARD JOHNSON

/S/ RICHARD JOHNSON

PETER BIANCHI

/S/ PETER BIANCHI

UNIQUE GROWING SOLUTIONS, INC. (formerly known as Alternative Energy and Environmental Solutions, Inc.)

By: /s/ PETE COKER
PETE COKER
Title: Director

11